Exhibit (a)(10)

SUPPLEMENTAL STATEMENT TO INDIVIDUAL STATEMENT OF

GIUSEPPE CONTI DELIVERED PURSUANT TO CHILEAN LAW

This Exhibit (a)(10) contains the free English translation of the original Spanish language version, which reflects the substantive content of the original Spanish language document, but may not be a word-for-word translation. In the event of any discrepancy with the English translation, the original Spanish language document will prevail.

FREE TRANSLATION

February 28, 2018

To the Shareholders of

Enel Generación Chile S.A.

Ref:	Supplement to opinion on the Tender Offer for the Purchase of Shares in Enel Generación Chile S.A. announced by Enel Chile S.A.

Dear shareholders:

In relation to the Tender Offer (the “TO”) to purchase shares of Enel Generación Chile S.A. (“Enel Generación” or the “Company”) currently under way, carried out by Enel Chile S.A. (“Enel Chile” or the “Offeror”), and as mentioned in official letter number 4228 dated February 27, 2018, issued by the Financial Market Commission, I hereby supplement the opinion I issued in my capacity as director of the Company in my report dated February 21, 2018, in compliance with the provisions of article 207(c) of Law number 18045 on the Securities Market.

In this regard, I hereby advise that I have no interest in the TO in particular other than my interest as a director of Enel Generación, as indicated in section 2 of my original report.

I likewise amend section 7, final paragraph, of my original report in relation to the “Conditions precedent that must all be met for the TO to be successful” and hereby replace the phrase that reads with “[t]hese conditions may be waived at any time by Enel Generación” with the following phrase: “These conditions may be waived at any time by Enel Chile.”

Without anything further to add, I remain,

Sincerely yours,

/s/ Giuseppe Conti

Giuseppe Conti

Chairman of the Board of Directors

Enel Generación Chile S.A.

c.c.:	Financial Market Commission
Santiago Stock Exchange
Chilean Electronic Exchange
Valparaíso Brokers’ Exchange
Enel Chile S.A.
BTG Pactual Chile S.A. Corredores de Bolsa

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